                                                                     EXHIBIT 5.1


                          [Photronics, Inc. Letterhead]




                                February 4, 2002

Photronics, Inc.
15 Secor Road
Brookfield, CT 06804

                                Photronics, Inc.
                                  $200,000,000
                 4 3/4% Convertible Subordinated Notes due 2006
                 ----------------------------------------------

Ladies and Gentlemen:

                  I am the Vice-President, Secretary and General Counsel of Photronics, Inc., a Connecticut corporation (the "Company") and have acted as such in connection with a registration statement on Form S-3 (the "Registration Statement"), filed by the Company with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended, for the registration of $200,000,000 aggregate principal amount of the Company's 4 3/4% Convertible Subordinated Notes due 2006 (the "Notes"), and 5,405,400 shares of common stock, par value $0.01 per share (the "Shares"), based upon the initial conversion rate of 27.027 Shares per $1,000 principal amount of the Notes and issuable upon conversion of the Notes. The Notes and the Shares are being registered on behalf of the holders of the Notes.

                  In connection with the foregoing, I have examined originals, or copies certified or otherwise identified to my satisfaction, of such documents and corporate and public records as I have deemed necessary as a basis for the opinion hereinafter expressed. In my examination, I have assumed the genuineness of all signatures, the authenticity of all documents submitted to me as originals and the conformity with the originals of all documents submitted to me as copies.

                  I am admitted to practice law in the states of Connecticut and New York and my opinions set forth below are limited to the laws of those states and the federal laws of the United States, and I do not express any opinion concerning any other laws.

February 4, 2002
Page 2



                  Based upon and subject to the foregoing, I am of the opinion that the Shares, when issued upon conversion of the Notes and in accordance with provisions of the Indenture, will be duly authorized, validly issued and fully paid and non-assessable.

                  I hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the use of my name under the caption "Legal Matters" contained in the prospectus.

                                                 Very truly yours,

                                                 /s/ James A. Eder

                                                 James A. Eder
                                                 Vice President, Secretary and
                                                 General Counsel